SECOND SUPPLEMENTAL INDENTURE
              8-3/8% Series B Senior Notes due 2005

             SECOND SUPPLEMENTAL INDENTURE dated as of June 15,
          1999, among JACK ASSET SUB INC., a Delaware corporation ("New Nine West"), JONES APPAREL GROUP, INC., a Pennsylvania corporation ("Jones"), JONES APPAREL GROUP HOLDINGS, INC., a Delaware corporation ("Jones Holdings"), JONES APPAREL GROUP USA, INC., a Pennsylvania corporation ("Jones USA", and collectively with Jones and Jones Holdings, the "Co-Obligors"), and THE BANK OF NEW YORK, as trustee (the "Trustee").

     Whereas there has heretofore been executed and delivered to the Trustee an Indenture dated as of July 9, 1997, and a Supplemental Indenture dated as of September 15, 1998 (the "Original Indenture" and, as it may be amended or supplemented from time to time by additional indentures supplemental thereto entered into pursuant to the applicable provisions thereof, the "Indenture"), providing for the issuance of New Nine West's (as successor to Nine West Group Inc. ("Nine West")) 8 % Series B Senior Notes due 2005 (the "Securities");

     Whereas Section 901 of the Indenture provides that New Nine West and the Trustee may enter into a supplemental indenture to the Indenture without the written consent of the Holders of the Securities;

     Whereas New Nine West desires to have certain provisions of the Indenture supplemented, as set forth herein;

     Whereas Jones has acquired Nine West through a merger of its wholly owned subsidiary, Jill Acquisition Sub Inc. ("Jill"), with Nine West, and concurrently transferred the assets of Nine West to Jones' wholly owned subsidiary, New Nine West (collectively, the "Acquisition") ;

     Whereas New Nine West is successor to Nine West following the Acquisition and, pursuant to Section 803 of the Indenture, has become the obligor of the Securities;

     Whereas pursuant to Section 901 of the Indenture, the Co-Obligors will assume, on a senior basis, the obligations of New Nine West under the Securities and under the Indenture;

     Whereas the release of the subsidiary guarantees under the 9% Indenture, among Nine West, certain subsidiary guarantors identified therein and the Trustee (the "9% Indenture") with respect to the 9%
Senior Subordinated Notes due 2007 is a condition precedent to the release of the existing Subsidiary Guarantors as provided for herein and such release is expected to occur on June 16, 1999, as contemplated by that Second Supplemental Indenture between Nine West, New Nine West, Jill and the Trustee (the "9% Second Supplemental Indenture");

     Whereas pursuant to Section 1308 of the Indenture, the existing Subsidiary Guarantors are to be released from their Guarantees under the Indenture and the Securities; and

     Whereas all things necessary to make this Second Supplemental Indenture a valid agreement, in accordance with its terms, have been done and all conditions required to be met to enter into a supplemental indenture permitted by Section 901 have been satisfied.

     Now, Therefore, this Second Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

     1.  Definitions. Capitalized terms used in this Second
Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Original Indenture.

     2. New Nine West as Successor Obligor. As a result of the Acquisition, New Nine West hereby agrees to be the obligor hereunder and the obligor under the Indenture and any and all Securities that remain outstanding and agrees to be bound by all applicable provisions of the Securities and the Indenture, and Nine West is hereby released in full from all of its obligations hereunder and under the Indenture and the Securities.

     3. Assumption by Co-Obligors. Each of the Co-Obligors hereby fully and unconditionally assumes, as a co-obligor, New Nine West's obligations under the Securities and the Indenture and agrees to be bound by all applicable provisions of the Securities and the Indenture. Each of New Nine West and the Co-Obligors agree that their obligations under the Securities and the Indenture shall be joint and several. Without in any way affecting the foregoing agreement, the parties hereto acknowledge that it is expected that all payments in respect of the Securities will be made by New Nine West.

     4. Subsidiary Guarantee Release. All the existing Subsidiary Guarantees shall be deemed released in full, without any further action by the parties hereto, concurrently with the release of the subsidiary guarantees under the 9% Indenture.

     5. Instruments To Be Read Together. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Original Indenture, and said Original Indenture and this Second
Supplemental Indenture shall henceforth be read together.

     6. Confirmation. The Original Indenture as amended and supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

     7. Headings of Sections. The headings of the Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

     8. Governing Law. The laws of the State of New York shall govern this Second Supplemental Indenture.

     9. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     10. Effectiveness; Termination. The provisions of this Second Supplemental Indenture will take effect immediately upon the consummation of the Acquisition.

     11. Acceptance by Trustee. The Trustee accepts the supplements to the Original Indenture effected by this Second Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

     12. Responsibility of Trustee. The recitals contained herein shall be taken as the statements of New Nine West, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second
Supplemental Indenture.

          In Witness Whereof, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.


                                        JACK ASSET SUB INC. (to be renamed
                                        Nine West Group Inc.),

Attest:_________________                By:____________________
       Name:                               Name:
       Title:                              Title:


                                        JONES APPAREL GROUP, INC.,

Attest:_________________                By:____________________
       Name:                               Name:
       Title:                              Title:


                                        JONES APPAREL GROUP HOLDINGS, INC.,

Attest:_________________                By:____________________
       Name:                               Name:
       Title:                              Title:

                                        JONES APPAREL GROUP USA, INC.,

Attest:_________________                By:____________________
       Name:                               Name:
       Title:                              Title:

                                        THE BANK OF NEW YORK, as Trustee,

Attest:_________________                By:____________________
       Name:                               Name:
       Title:                              Title: